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                                                                   Exhibit 11.01


                    APPLIED IMAGING CORP. AND SUBSIDIARIES

                  COMPUTATION OF PRO FORMA NET LOSS PER SHARE
               (Unaudited, in thousands, except per share data)


                                                     Three Months Ended
                                                        March 31, 1996
                                                     ------------------


Weighted average common shares outstanding                   1,078,688

Preferred Stock                                              2,939,006


Common stock equivalents accounted for
under Staff Accounting Bulletin No. 83:

    Preferred stock                                          1,106,217
    Employee stock options                                     217,140
    Preferred stock warrants                                   340,010
                                                     ------------------

    Total weighted average common
    shares outstanding                                       5,681,061
                                                     ==================


Net loss                                                      (660,000)
                                                     ==================

Pro forma net loss per share                          $          (0.12)
                                                     ==================




(1) Includes convertible preferred stock and 110,416 preferred stock warrants converted into 85,388 shares of common stock, under the treasury-stock method.